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                            EXCERPTS FROM MINUTES OF
                          BOARD OF DIRECTORS MEETING OF
                              NASH FINCH COMPANY ON
                                NOVEMBER 19, 1996


RESOLVED, that effective as of January 1, 1997, outside members of the Board of Directors of the Company be compensated at a rate of $1,500 plus reasonable expenses incurred for each meeting of the Board of Directors attended, $750 plus reasonable expenses incurred for attendance at meetings of committees of the Board, $1,250 per month ($15,000 per year) retainer for serving as a director, $125 per month ($1,500 per year) retainer for serving as a member of a committee of the Board, and $125 per month ($1,500 per year) retainer for serving as Chair of a committee of the Board. For the purposes of this resolution, an outside director is defined as any director who is not a present full time employee of Nash Finch Company or its subsidiaries.

RESOLVED FURTHER, that the directer elected to serve as Board Chair, if such director is not a present full time employee of Nash Finch Company or its subsidiaries, shall, in addition to and not in lieu of any other compensation paid to such director as an outside member of the Board of Directors, be compensated with a monthly retainer equal to two times the amount of the monthly retainer paid to outside members of this Board of Directors generally.

RESOLVED FURTHER, that upon becoming effective, the foregoing resolutions shall supercede any resolution heretofore adopted by this Board of Directors pertaining to compensation of outside directors including, without limitation, the Board Chair.